UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2017 (December 15, 2017)

SRC Energy Inc.
(Exact name of registrant as specified in its charter)
______________________________

COLORADO (State or other jurisdiction of incorporation or organization)	001-35245 (Commission File Number)	20-2835920 (I.R.S. Employer Identification Number)

1675 Broadway, Suite 2600
Denver, Colorado 80202

Registrant’s telephone number, including area code: (720) 616-4300

N/A
(Former name or former address, if changed since last report)
______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

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24418880.1

Item 2.01. Completion of Acquisition or Disposition of Assets.
As previously disclosed, on November 7, 2017, SRC Energy Inc. (“we”, “us”, or the “Company”) entered into a purchase and sale agreement with Noble Energy, Inc. and one of its subsidiaries (the “Noble Agreement”) for the acquisition of approximately 30,200 net acres of undeveloped acreage and producing properties in Weld County, Colorado (the “GCII Acquisition”).
On December 15, 2017, the Company completed the closing for the undeveloped and non-operated producing properties of the GCII Acquisition pursuant to the terms of the Noble Agreement for a cash purchase price of $568 million, before certain customary adjustments. The effective date of this closing is November 1, 2017, and all proceeds and certain customary operational costs and expenses attributable to the purchased assets will be apportioned between the parties based on that date. Pursuant to the terms of the Noble Agreement, a second closing for operated producing properties may occur in the future subject to the satisfaction of certain regulatory conditions.
Item 8.01 Other Events

On December 20, 2017, we completed the repurchase of our 9.0% senior notes due 2021 for $88.3 million, including the required make whole amount and accrued interest.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 20, 2017
SRC Energy Inc.

By:	/s/ Lynn A. Peterson
Lynn A. Peterson
President and Chief Executive Officer